EXHIBIT 10.41

SECOND AMENDMENT

TO

STOCK PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”) is made and entered as of March 5, 2005, between PYXIS INNOVATIONS INC., a Delaware corporation (“Investor”), and INTERLEUKIN GENETICS INC., a Delaware corporation (the “Company”).

RECITALS

A.                                   Investor and the Company are parties to that certain Stock Purchase Agreement (herein so called) made as of March 5, 2003, as amended May 20, 2003, whereby Investor acquired a controlling equity interest in, and amended existing and extended additional working capital credit facilities to, the Company, to enhance the Company’s capabilities for growth and strategic success.

B.                                     Investor desires to extend the term of a working capital facility made available to the Company, which would otherwise expire on March 5, 2005.

C.                                     The parties desire to extend the term of the restriction on transfer of the Preferred Stock or any Conversion Shares (as those terms are defined in the Stock Purchase Agreement) acquired by Investor.

The parties agree as follows:

1.                                       Section 2.5.1 of the Stock Purchase Agreement shall be amended and restated in its entirety as follows:

“2.5.1                                                                  Strategic Relationships.  At any time prior to the fourth anniversary of the date of this Agreement, upon the request of the Company, Investor shall loan to the Company up to $1.5 million (in the aggregate); provided that such request may only be made following the board-approved payment of monies by the Company in connection with the entry of a new or expanded strategic partnership or research collaboration with one or more universities, health organizations, or other thought leaders in genomics.”

2.                                       Section 5.2 of the Stock Purchase Agreement shall be amended and restated in its entirety as follows:

“5.2                           Restrictions on Transfer.  In addition to restrictions imposed upon Investor under the Registration Rights Agreement, for a period of four years following the date of the Closing, Investor will not sell or otherwise transfer its Preferred Stock or any Conversion Shares to any Person who is not an Affiliate of Investor.”

3.                                       This Amendment does not alter the Stock Purchase Agreement in any other aspect and it remains in full force and effect.

4.                                       This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Stock Purchase Agreement as of the date first set forth above.

PYXIS INNOVATIONS INC.

By:	/s/ Kim S. Mitchell
Kim S. Mitchell
Assistant Secretary

INTERLEUKIN GENETICS INC.

By:	/s/ Philip R. Reilly
Philip R. Reilly
Chief Executive Officer